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21. SUBSIDIARIES OF THE REGISTRANT

      1.    Park West Bank and Trust Company - Massachusetts

            a. Lorac Leasing Corp. - Massachusetts

            b. P W B & T, Inc. - Massachusetts

            c. Park West Securities Corporation - Massachusetts